Exhibit 10.1

RICHARD D. ELLISON

RETIREMENT AGREEMENT

FROM TRC COMPANIES, INC.

The following Retirement Agreement (the “Agreement”) is entered into by and between TRC Companies, Inc. (“TRC”) and the independent members of TRC’s Board of Directors (the “Board”; collectively with TRC, the “Company”), on the one hand, and by Richard D. Ellison (“Ellison”; collectively with the Company, the “Parties”), on the other hand:

•      The Board of the Company will accept Ellison’s notice of retirement to be effective January 1, 2006.

•                  Ellison shall be nominated for election to the Board at the November 2005 annual meeting.  Following his retirement, the Parties anticipate that Ellison will remain as Chairman of the Board until at least the November 2006 annual meeting.

•                  Ellison shall be paid an amount equal to his current salary rate through April 1, 2007, with a payment equal to six months’ salary being made on July 3, 2006, and the remainder of such amount being paid in accordance with the normal payroll practices of the Company.

•                  Consistent with the Board resolutions of September 23, 2005, Chris Vincze will remain Chief Operating Officer of the Company.  From the date of this agreement through Ellison’s retirement effective January 1, 2006, Ellison and Vincze will jointly determine the remaining operational issues with which Ellison should remain involved. Any issues which Ellison may have with the remaining bulk of the Company’s operations pending his retirement may also be discussed with any other member of the Board. The executive responsibility for all operations of the Company are immediately vested in Chris Vincze as COO, and Vincze will report directly to the Board, including Ellison.

•                  Until the later of 12 months after Ellison is no longer is a Board member or June 1, 2007 (the “Non-Compete Period”), Ellison agrees that he will neither, directly or indirectly, compete with, nor solicit any employee to be in competition with the Company, although Ellison may join a consulting firm or undertake other management or investment activities not inconsistent with this obligation of non-competition/non-solicitation.  Upon expiration of the Non Compete Period, Ellison’s obligation of non-competition and non-solicitation to the Company shall immediately cease and shall be of no further force or effect. If there is a project during the Non Compete Period which may raise a question of competition, Ellison shall present the project to the Board for resolution of the question and potential waiver of Ellison’s obligation of non-competition on that project.

•                  Upon Ellison’s departure from the Board, the Board agrees to immediately vest and reconfigure all options then currently held by Ellison so that they are exercisable until up to one year after his departure from the Board, unless such options otherwise expire according to their terms prior thereto.

•                  The following miscellaneous items shall be implemented:

A.            Ellison’s cell phone, laptop and home fax and home printer shall become Ellison’s sole property.

B.            Ellison shall be paid for all unused vacation accrued prior to December 31, 2005.

C.                                     Ellison’s current life insurance policy issued by Farmer’s New World Life shall continue in full force and effect and shall remain unchanged through June 30, 2007.

D.                                    Ellison’s health insurance shall continue in full force and effect and shall remain unchanged through June 30, 2007.

E.                                      The Company shall continue the lease on Ellison’s automobile for the remainder of the term of that lease and Ellison shall have full and exclusive use thereof.

F.                                      Ellison’s membership at Shady Canyon Country Club shall continue in full force and effect and shall remain unchanged through December 31, 2006.

•                  The provisions of this Agreement shall be deemed to obligate, extend to, and inure to the benefit of the legal predecessors, successors, assigns, transferees, grantees, heirs executors, administrators, principals, trustees and beneficiaries of each of the Parties.

•                  This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed by and under the laws of the State of California alone, without regard to any conflict or choice of law principles.

•                  The Parties acknowledge and agree that original and exclusive jurisdiction of any dispute arising out of or related to this Agreement shall rest in the State of California and shall be instituted and maintained only in Orange County, California, in accordance with the mandatory, binding arbitration provisions of the Judicial Arbitration and Mediation Services (“JAMS”).

•                  The individuals signing this Agreement on behalf of an entity each respectively warrant and represent that (a) he/she has full authority to execute this Agreement on behalf of the entity for whom he/she is signing; (b) he/she is acting with the course and scope of such authority in executing this Agreement; (c) the provisions and execution of this Agreement have been validly approved and ratified; and (d) neither the execution of this Agreement nor the performance or compliance with its terms conflicts with any provision of the certificate of incorporation or bylaws or results in a breach, violation of or default under, any order, writ, injunction, decree, license, authorization or term of any agreement or instrument known to any such individual.

WHEREFORE, the Parties execute this Agreement and make it fully effective as of October 12, 2005.

TRC COMPANIES, INC.

Dated:	October 12, 2005	By:	/s/	Martin H. Dodd
Martin H. Dodd, General Counsel

RICHARD D. ELLISON

Dated:	October 12, 2005	/s/	Richard D. Ellison
Richard D. Ellison, an individual

APPROVED BY THE INDEPENDENT BOARD MEMBERS:

/s/	Friedrich K. M. Böhm	/s/	Edward G. Jepsen
	Friedrich K. M. Böhm		Edward G. Jepsen

/s/	Edward W. Large	/s/	John M. F. MacDonald
	Edward W. Large		John M. F. MacDonald

/s/	J. Jeffrey McNealey
J. Jeffrey McNealey